ARTICLES OF MERGER
                                       OF
                              MOTION CONTROL, INC.
                                  WITH AND INTO
                                 JMW ACQUISITION

         Pursuant to the provisions of Section 16-10-70, Utah Code Anno., JMW ACQUISITION CO., a Utah corporation (the "Parent Corporation"), hereby adopts the following Articles of Merger for the purpose of merging MOTION CONTROL, INC., a Utah corporation (the "Subsidiary Corporation") with and into the Parent
Corporation:

         FIRST: On October 23, 1987, the Board of Directors of the Parent Corporation, at a duly called and convened meeting of said Board of Directors, unanimously adopted that certain Plan of Merger which is attached hereto as Exhibit "A" and which, by this reference, is incorporated herein.

         SECOND: The number of outstanding shares of each class of the Subsidiary Corporation, and the number of shares of each such class owned by the Parent Corporation are:

                                            Number of Shares Owned by the Parent
Class      Number of Shares Outstanding                  Corporation

Common             3,487,875                              3,439,845


         THIRD: A copy of the Plan of Merger, as attached to these Articles of Merger as Exhibit "A", was mailed to each shareholder of record of the Subsidiary Corporation, by United States mail, with postage prepaid and return receipt requested, on November 2, 1987.

         IN WITNESS WHEREOF, JMW ACQUISITION CO. has caused these Articles of Merger to be executed by its duly authorized officers upon this 3rd day of December, 1987.

                                    JMW ACQUISITION CO.

                                    /s/ Stephen H. Ober
                                    Stephen H. Ober, President


                                    /s/ Mary A. Crowther
                                    Mary A. Crowther, Assistant Secretary


STATE OF UTAH              )
                                    :  ss.
COUNTY OF SALT LAKE        )

     I, Melissa J. Gage, a Notary Public, do hereby certify that on this 3rd day of December, 1987, personally appeared before me Stephen H. Ober, who, being by me first duly sworn, declared that he is the President of JMW Acquisition Co., a Utah corporation, that he signed the within and foregoing instrument in his capacity as the President of JMW Acquisition Co. and that the statements contained in the within and foregoing instrument are true and correct.


                                                     /s/ Melissa J. Gage
                                                     Notary Public
                                                     Residing in

My Commission Expires:

                                   Exhibit "A"




                                 PLAN OF MERGER


         THIS PLAN OF MERGER is adopted this 3rd day of September, 1987 by the Board of Directors of JMW Acquisition Co., a Utah corporation ("JMW"), in order to provide for the merger of Motion Control, Inc., a Utah corporation ("MCI") with and into JMW in the manner authorized by the Utah Business Corporation Act. JMW and MCI are hereinafter sometimes collectively referred to as the "Constituent Corporations".
                                    ARTICLE I
         1.1 Ownership of MCI Common Shares. MCI has issued and outstanding a total of three million four hundred eighty-seven thousand eight hundred seventy-five (3,487,875 common shares, par value $.01 per share. Such common shares are the only class of equity securities of MCI which are issued and outstanding. JMW is the record and beneficial owner of a total of three million four hundred thirty-nine thousand eight hundred forty-five (3,439,845) of the issued and outstanding common shares of MCI, or a total of approximately ninety-eight percent (98%) of all of the issued and outstanding common shares of MCI.
                                   ARTICLE II
         2.1  Merger of MCI into  JMW.  In  accordance  with the  provisions  of
Section 70 of the Utah Business Corporation Act (Section 16-10-70, Utah Code Ann.), a copy of this Plan of Merger shall be mailed to each shareholder of record of MCI. Thirty (30) days after the date of the mailing of this Plan of Merger to the shareholders of MCI, MCI shall be merged with and into JMW upon the filing of original Articles of Merger with, and the issuance of a certificate of merger by, the Department of Business Regulation, Division of Corporations and Commercial Code, of the State of Utah (the "Effective Time"). The separate corporate existence of MCI shall thereupon cease and JMW shall be the surviving corporation. JMW is herein sometimes referred to as the "Surviving Corporation".
         2.2 Effective the Merger. At and after the Effective Time, the separate existence of MCI shall cease, and the Surviving Corporation shall have all the rights, privileges, immunities and powers, and shall be subject to all the duties and liabilities of both of the Constituent Corporations to the same degree as each of the respective Constituent Corporations prior to the Effective Time. Further, the Surviving Corporation shall be subject to and shall possess the further rights and obligations set forth in Section 71 of the Utah Business Corporation Act, (Section 16-10-71(2)(d) and (e) Utah Code Ann.) as though fully set forth herein.
                                   ARTICLE III
         3.1 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of JMW, as in effect immediately prior to the Effective Time, shall be and remain the Articles of Incorporation of the Surviving Corporation until further amended in accordance with the provisions of the Utah Business Corporation Act.
         3.2 By-Laws. The By-Laws of JMW, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until duly amended in accordance with law.
         3.3 Officers and Directors. The officers and directors of JMW immediately prior to the Effective Time shall, after the Effective Time, be and remain the officers and directors of the Surviving Corporation until their respective successors are duly appointed or elected and qualified.
                                   ARTICLE IV
         4.1 Conversion of Stock. Each common share of MCI which is issued and outstanding immediately prior to the Effective Time, except for shares held by JMW or shares held by MCI as treasury shares, shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into and become one issued and outstanding common share of the Surviving Corporation. All MCI common shares held by JMW or by MCI as treasury shares shall be canceled at the Effective Time.
         4.2 Conversion of Warrants. Each outstanding stock purchase warrant held by shareholders of MCI immediately prior to the Effective Time, shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into and become a warrant to purchase an identical number of the common shares of the Surviving Corporation. Such warrants to purchase common shares of the Surviving Corporation shall be identical, in every respect, to the warrants to purchase MCI common shares which are outstanding immediately prior to the Effective Time.
         4.3      Exchange of Securities.
                  (a) At or immediately following the Effective Time, each holder of a stock certificate or certificates representing issued and outstanding common shares of MCI shall surrender the same to the Surviving
Corporation or its designated exchange agent. Each such holder shall be entitled, upon such surrender, to receive in exchange therefore a certificate or certificates representing the number of the common shares of the Surviving Corporation into which the common shares of MCI represented by such certificate or certificates so surrendered have been converted as stated in this Plan of Merger. Until they are surrendered to the Surviving Corporation, each certificate which, prior to the Effective Time, represented issued and outstanding shares of MCI, shall be deemed for all corporate purposes to evidence the right to receive the number of common shares of the Surviving Corporation into which the same shall have been converted.
                  (b) No dividends or other distributions declared after the Effective Time with respect to the common shares of the Surviving Corporation and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered certificates representing MCI common shares.
         4.4      Exchange of Warrants.
                  (a) At or immediately following the Effective Time, each holder of an outstanding stock purchase warrant for MCI common shares shall surrender the same to the Surviving Corporation or its designated exchange agent. Each such holder shall be entitled, upon such surrender, to receive in exchange therefore a stock purchase warrant for common shares of the Surviving Corporation which shall be identical in all respects to the stock purchase warrant so surrendered.
                  (b) After the Effective Time, no stock purchase warrant for the common shares of MCI shall be exercisable for MCI common shares.
         4.5 Fractional Shares. To avoid the issuance of fractional shares, in lieu of issuing a fraction of a common share of the Surviving Corporation, the Surviving Corporation shall deliver cash to each person otherwise entitled to receive a fraction of a common share of the Surviving Corporation, equal to the fair value thereof.
         IN WITNESS WHEREOF, the Board of Directors of JMW Acquisition Co. has adopted the foregoing Plan of Merger in accordance with Section 70 of the Utah Business Corporation Act (Section 16-10-70, Utah Code Ann.) as of the date set forth above.

                                    JMW ACQUISITION CO.

                                    By: /s/ Stephen H. Ober
                                    Its: President